EXHIBIT 99.2

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C O R P O R A T E   P A R T I C I P A N T S

Mark Stolper, Executive Vice President and Chief Financial Officer

Dr. Howard Berger, Chairman and Chief Executive Officer

C O N F E R E N C E   C A L L   P A R T I C I P A N T S

Juan Molta, B. Riley

Bill Bonello, Craig-Hallum

Jason on for Brian Tanquilut, Jefferies

P R E S E N T A T I O N

Operator:

Good day and welcome to today’s RadNet Incorporated Fourth Quarter 2015 Financial Results conference call. Today’s conference is being recorded.

At this time, I would like to turn the conference over to Mr. Mark Stolper, Executive Vice President and Chief Financial Officer of RadNet Incorporated. You may begin.

Mark Stolper:

Thank you. Good morning, ladies and gentlemen, and thank you for joining Dr. Howard Berger and me today to discuss RadNet’s fourth quarter and full year 2015 financial results. Before we begin today, we’d like to remind everyone of the Safe Harbor statement under the Private Securities Litigation Reform Act of 1995.

This presentation contains forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995. Specifically, statements concerning anticipated future financial and operating performance, RadNet’s ability to continue to grow the business by generating patient referrals and contracts with radiology practices, recruiting and retaining technologists, receiving third party reimbursement for diagnostic imaging services, successfully integrating acquired operations, generating revenue and Adjusted EBITDA for the acquired operations as estimated and our ability to complete any future successful refinancing in the future, amongst others, are forward-looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on Management’s current preliminary expectations and are subject to risks and uncertainties which may cause RadNet’s actual results to differ materially from the statements contained herein. These risks and uncertainties include those risks set forth in RadNet’s reports filed with the SEC from time to time, including RadNet’s Annual Report on Form 10-K for the year ended December 31, 2015, to be filed shortly.

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Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date it is made. RadNet undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

With that, I’d like to turn the call over to Dr. Berger.

Dr. Howard Berger:

Thank you, Mark. Good morning everyone and thank you for joining us today. On today’s call, Mark and I plan to provide you with highlights from our fourth quarter and full year 2015 results, give you more insight into the factors which affected this performance and discuss our future strategy. After our prepared remarks, we will open the call to your questions. I’d like to thank all of you for your interest in our company and for dedicating a portion of your day to participate in our conference call this morning.

Two thousand and fifteen was an important year in our company’s development. We accomplished many things during the year which are essential to our company’s future growth and success. To effect many of these accomplishments, we sacrificed some short-term performance, the reasons for which I’ll discuss a little later in my prepared remarks. But let’s start with the accomplishments.

First, we completed several highly strategic acquisitions, both on the West and East Coast. On the West Coast, we completed the acquisition of California Radiology in May. An operator of six multimodality locations, this acquisition gave us important locations in local markets where we needed access points for new capitation business we began servicing in the latter part of 2014 and the early part of 2015. Because we had no facilities in certain local markets, we began the year subcontracting on a fee-for-service basis some of the patient volume to non-RadNet owned facilities in these geographies. This was costly to us and not sustainable for the long run. The California Radiology acquisition provided us the locations needed to service the new capitated lives and is saving us close to $2 million of outsourced imaging cost on an annualized basis.

On the East Coast, we completed two larger strategic acquisitions during 2015. In April, we completed the acquisition of New York Radiology Partners. NYRP has been an operator in New York City since 1972 and wholly owns and operates eight multimodality facilities in Manhattan. The NYRP facilities are highly complementing to the Lennox Hill operations and other Manhattan centers we have purchased since entering this market at the beginning of 2014. I believe there will be continuing opportunities for improvements from the sharing of best practices among our Manhattan operations and from the combined breadth and scale of the business. Although a significant amount of imaging is still completed by large hospital systems in this market, our centers represent a lower cost, highly efficient alternative that is focused on providing superior service and access for patients.

The second major acquisition we completed in 2015 on the East Coast was that of Diagnostic Imaging Group, or DIG, which we purchased in October. DIG owns and operates 17 imaging centers in the New York City area, including nine facilities in Brooklyn, four facilities in Queens, two facilities in the Bronx and one facility in each of Manhattan and Nassau County. DIG employs more than 600 people and performs over 750,000 imaging procedures annually. Including the newly acquired DIG facilities, RadNet now operates 58 facilities in the boroughs of New York City, and Rockland and Nassau counties. Adding our northern New Jersey facilities, owned in conjunction with Barnabas Health, RadNet operates 77 facilities in the Greater New York metropolitan area, making us the unrivalled leader in outpatient imaging in the Tri-State region of over 20 million residents. This market has unique contracting and population health opportunities and I believe there are substantial additional growth opportunities on which we can capitalize.

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As RadNet completes acquisitions in our core markets, each acquired asset brings us revenue-enhancing opportunities as well as cost savings over time. Acquisitions fuel our regional network strategy which improves our leverage with the regional health plans during pricing negotiations. These acquisitions also create a myriad of opportunities at the local level including capitation or exclusive network contracting and hospital and health system partnerships. Targeted and disciplined acquisitions have been important for RadNet’s growth and the acquired operations have positioned us for the future of healthcare delivery in the markets in which we operate.

The second important accomplishment of 2015 was our significant in our West Coast operational infrastructure. We discussed earlier in the year the unusual growth we were experiencing on the West Coast. This growth came from two areas. First, we’ve been a beneficiary of patient lives who have participated in state and privately run healthcare exchanges and who were previously uninsured or underinsured. California has had a disproportionately large participation in these programs, created by the Affordable Care Act. Second, beginning in the second half of 2014, we experienced unprecedented growth in our West Coast capitation service offering which grew 28% on a year-over-year basis. This extraordinary growth stretched our infrastructure and we struggled to keep pace with patient demand. Our West Coast Operations team dedicated much of 2015 to building the necessary infrastructure to meet current and future demands. We invested in and incurred unusually high costs from call centers, preauthorization teams, front office representatives, patient liaisons, technologists and the implementation of a new human resource information system, growth of physical plants and from the accelerated implementation of our eRAD system.

This brings me to the third major accomplishment of 2015. During the year we substantially completed the eRAD system integration, including our adoption of voice recognition transcription. This project has been a multiyear project and has demanded the focused attention of our Information Technology and Operations teams. The long-term benefits will be numerous. Operating on one technology platform across the company allows us to standardize and optimize site and regional procedures and protocols. It affords us the ability to mine our data and metrics across all regions in an unprecedented way. It also allows us to customize and revise our policies and procedures as needs and market conditions dictate, and it gives us full control over our IT support and ongoing system maintenance. On the voice recognition side, this is a major cost saving for us. We’ve eliminated significant costs associated with our traditional transcription services and we are able to decrease our average report turnaround time to our referring physician community considerably. This creates an advantage in our service offering relative to many of our competitors.

Fourth during 2015, we grew our hospital partnership business, most notably with the creation of a new partnerships with LifeBridge Health and the material expansion of the existing partnership with Barnabas Health. LifeBridge Health is one of the leading hospital systems in the Baltimore, Maryland and surrounding areas. In conjunction with establishing the new joint venture, we sold to LifeBridge a 25% interest in two of our imaging centers. I believe there are considerable opportunities to grow this new venture and benefit from the reach LifeBridge has in the community surrounding its medical centers, including opportunities for growth with its own and affiliated medical groups. In 2015, Barnabas and RadNet each made a significant commitment to an existing joint venture by selling our respective wholly-owned imaging facilities to the joint venture, approximately 11 facilities, and through the pursuit together of a statewide growth and consolidation strategy in New Jersey. After its combination with Robert Wood Johnson, Barnabas Health will be the clear leading health system in New Jersey and with $4.5 billion in annual revenue. The newly acquired facilities are now building under the joint venture’s contracted rates which Barnabas and RadNet in concert negotiated with private payors and health plans. RadNet is directing all the day-to-day operations of the joint venture and performing most of the necessary support functions such as billing and collecting, marketing, accounting, information technology, purchasing and human resources. I believe there are excellent opportunities for further consolidation and organic growth opportunities in New Jersey.

The last significant 2015 accomplishment I’ll mention is our international expansion. In partnership with a prominent equipment manufacturer and a local partner, we won a contract with an initial term of five years from the Ministry of Health in Qatar to manage a national screening program focused on breast and colorectal cancer. Besides taking RadNet outside its traditional borders for the first time, the contract is noteworthy in that it is indicative of the fact that our company and our brand are beginning to be recognized internationally.

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As in the case of the contract in Qatar, RadNet’s core competencies used to manage our own business are able to be leveraged in the form of management services that can be sold to other operators, partners, and in this case, a foreign government. This opens up a new and seemingly limitless opportunity set for RadNet. Furthermore, the Qatar opportunity and others that might come about in the future like it are capital-light opportunities in that they don’t require us to make material investments in capital equipment or facilities. The opportunities are also not reimbursement dependent and are not subject to the Medicare setting rates or negotiations with private payors.

In addition to this initiative in Qatar, we announced our most important information technology contract since we acquired eRAD. We entered into an agreement to provide eRAD’s radiology information system to the Assuta Medical Centre, Israel’s largest private medical center with eight locations across the country. In winning this contract, we beat out other leading RIS solutions and we are integrating eRAD with cutting edge information solutions including electronic health record systems, patient portals and customer relationship management solutions.

So I’m proud of all these major accomplishments of 2015. It was one of the most active years in our company’s history. But completing all these initiatives came with a short-term cost. Without question, our pursuing and completing these initiatives negatively impacted our profitability. The integration of the significant acquisitions, most notably NYRP and DIG, has taken two to three quarters of focused attention from all our operational disciplines to rightsize and optimize these businesses. Among other things, efforts included migrating billing and site level clinical systems; evaluating, training and enhancing the capabilities of personnel; revamping marketing and branding strategies and migrating supply relationships and vendor contracts. These activities hurt us from an expense and margin standpoint, particularly in the fourth quarter. The investments we made in California infrastructure to keep pace with patient demand I discussed earlier also impacted our expenses throughout the year with the biggest impact felt during the first half of 2015.

The integration of eRAD and voice recognition transcription required the investment in training and support personnel and the commitment of all of our site level and regional staff. The rollout has caused us to incur extraordinary costs and investments associated in salaries, travel and computer hardware throughout 2015.

Lastly, we incurred significant startup expenses associated with beginning our operations in Qatar and with the Assuta Health installation.

This brings me to why I am so optimistic and excited about 2016. We made many types of investments in 2015 so that we could reap the rewards in 2016 and beyond. Notably, we face no Medicare cuts. Twenty-sixteen is the first year since 2006 where RadNet faces no negative reimbursement impact from changes in Medicare pricing. Beginning in 2007 with the advent of the Deficit Reduction Act, we’ve consistently had pricing pressure, particularly on advanced imaging and certain frequently used procedure codes.

Second, we have several revenue initiatives for 2016 about which I’m particularly excited. We are in the midst of negotiating material pricing increases on several of the capitation contracts that we began in late 2014 and 2015. These contracts included the addition of a significant amount of Medicaid lives who utilized our services at a frequency we could not have projected. As we began these contracts, we very quickly experienced capacity and service issues. Now we are past the one-year anniversary of most of these relationships and we have illustrated to our partner medical groups that RadNet was not adequately reimbursed for our work. I expect that most of these negotiations will be complete within the next 30 days and we will benefit from rates that are more appropriate relative to our other books of business going forward.

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Additionally, we are also having success negotiating higher rates on the East Coast with a number of commercial payors in several regions where we’ve recently increased our market presence and represent the clear leading network provider. We have been successful in demonstrating the enormous savings these payors enjoy when their business comes to our facilities instead of the expensive hospital alternatives which can be two to four times more costly to the health plans and their patients. Health plans in these markets are more and more interested in devising ways, mainly through plan design and narrowing networks to steer more of their covered lives into low-cost outpatient settings.

We have begun a broader adoption of three-dimensional tomographic breast imaging technology in many of our markets in addition. In 2015, the Centers for Medicare and Medicaid Services ascribed a new procedure code in reimbursement for 3D breast imaging. Certain private payors have followed suit and others will do so in the future. We have noted that almost 50% of our patients not covered with this benefit are willing to pay the approximately $50 from their own resources to have this additional service performed by us. In 2015, including all of our joint ventures, we completed over 1.1 million mammography exams, very few of which included the reimbursement for 3D imaging, so we believe this represents a substantial revenue opportunity for us which we will be pursuing in a measured and deliberate fashion. All capital investments associated with our migration to breast 3D imaging will be made under our existing capital budget of between $45 million and $50 million per year.

On the expense side, we have a number of initiatives we will be executing through 2016. Here are some of the examples.

On the West Coast, we began to centralize and offshore our patient scheduling call centers. This has enabled us to eliminate costs, reduce patient call waiting time and standardize protocols. This outsourcing of scheduling function is in addition to our eRAD online scheduling initiative. During 2016, we plan to roll out within eRAD the ability for our referring physician offices and patients to schedule imaging exams from their computers, tablets or mobile devices. This capability will greatly enhance the convenience of our service offering and distinguish our centers from its competitors.

Other cost-saving initiatives are focused on reducing supplies expenses. We have a nationwide project designed to materially reduce the amount of film we print and provide to referring physicians. We are now encouraging our referring physicians to accept high-resolution digital images on tablets and personal computers as well as high-resolution paper designed to show the contrast and color necessary to use the images for clinical purposes. Other supply initiatives include achieving lower pricing on MRI and CT contrast materials and the PET pharmaceuticals necessary for PET scanning.

As we’ve grown in scale and use more of these agents, we are able to avail ourselves of better pricing. We are also executing a novel approach in servicing two of our routine imaging equipment modalities, ultrasound and bone density equipment. This entails employing a hybrid approach where we will be insourcing some of the responsibility for hardware and spare parts. This is being done at a significant cost savings to RadNet and improving the uptime without assuming undue financial risk.

Lastly in 2016, we are pursuing several programs to reduce certain of our operating expenses including telecommunications and connectivity and certain benefits related to our self-insured employee health plan.

We estimate that between the new revenue opportunities and the cost savings I just discussed, our operating contribution should improve by between $7 million and $10 million in 2016. As soon as we get these programs into full effect, the more of these savings can benefit 2016 as opposed to future fiscal years.

Finally, I’m optimistic about our hospital partnership initiatives in 2016 and the new relationship we announced with Imaging Advantage. We are engaged in discussions with several health systems about new joint ventures on the West Coast; we’ve been successful with this model on the East Coast where we currently manage approximately 15 joint ventures with community health systems. Our existing relationships have been very profitable and our hospital relationships have beneficial in driving patient volumes to the locations in which we own together. Many of these systems have significant reach and relationships with referring physicians in the communities in which we operate. When this is combined with the convenience, service and quality of our jointly owned outpatient facilities, it is a recipe for success.

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We are hopeful the relationships we are evaluating on the West Coast can be formally commenced and publicly announced throughout 2016.

With respect to our partners, we are excited about our new strategic arrangement with Imaging Advantage which we announced in December. The relationship is a multifaceted one. Together with Imaging Advantage we are collaborating to deploy innovative models of delivering radiology services, combining the best-in-class outpatient expertise of RadNet with Imaging Advantage’s robust cloud-based professional radiology physician and technology capabilities. While the focus of the relationship has been on creating efficiencies while providing the professional component of the imaging offering, we are exploring exciting new opportunities together that can benefit both companies.

Specifically, we are evaluating opportunities to assist getting advantaged hospital parts (inaudible) their scanning capacity more effectively and participating more broadly to capture larger outpatient procedural volumes. For RadNet, this represents the ability to grow revenue in markets that are outside of our core geographies in a manner that does not require significant capital investment. We hope to be able to announce some of these definitive plans that we have surrounding these opportunities during 2016.

At this time, I’d like to turn the call back over to Mark to discuss some of the highlights of our fourth quarter and full 2015 performance. When he is finished I will make some closing remarks.

Mark Stolper:

Thank you, Howard. I’m now going to briefly review our fourth quarter and full year 2015 performance and attempt to highlight what I believe to be some material items. I will also give some further explanation of certain items in our financial statements, as well as provide some insights into some of the metrics that drove our fourth quarter performance. I will also provide 2016 financial guidance levels, which were released in this morning’s financial results press release.

In my discussion, I will use the term Adjusted EBITDA, which is a non-GAAP financial measure. The company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, each from continuing operations, and excludes losses or gains on the disposal of equipment, other income or loss, loss on debt extinguishments, bargain purchase gains and non-cash equity compensation. Adjusted EBITDA includes equity earnings in unconsolidated operations and subtracts allocations of earnings to non-controlling interest in subsidiaries and is adjusted for non-cash or extraordinary and one-time events taken place during the period. A full quantitative reconciliation of Adjusted EBITDA to net income to RadNet, Inc. common shareholders is included in our earnings release.

With that said, I’d now like to review our fourth quarter and full year 2015 results. For the three months ended December 31, 2015, RadNet reported revenue and Adjusted EBITDA of $215.7 million and $32.6 million, respectively. Revenue increased $30.2 million or 16.3% over the prior year’s same quarter, and Adjusted EBITDA increased $608,000 or 1.9% over the prior year’s same quarter. For the fourth quarter of 2015 as compared with the prior year’s fourth quarter, aggregate MRI volume increased 14.2%, CT volume increased 12% and PET CT volume increased 12.7%. Overall volume, taking into account routine imaging exams inclusive of x-ray, ultrasound, mammography and other exams, increased 16.2% over the prior year’s fourth quarter.

In the fourth quarter of 2015, we performed 1,510,744 total procedures. The procedures were consistent with our multimodality approach, whereby 78.2% of all the work we did by volume was from routine imaging. Our procedures in the fourth quarter of 2015 were as follows. Please note that starting the third quarter of 2015 and going forward, including this fourth quarter, we have standardized our procedure volume categorization among regions according to our internal KBI or key business indicators dashboard. So the volumes I’ll be quoting for last year’s comparison period will be slightly different than those I reported at this time last year. Because the restated procedural volumes for last year’s period are calculated under the same methodology as the current period, the comparisons between the two periods are accurate as are the conclusions that can be drawn. Here are the numbers.

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185,742 MRIs as compared with 162.587 MRIs in the fourth quarter of 2014; 136,696 CTs as compared with 122,086 CTs in the fourth quarter of 2014; 6,285 PET CTs as compared with 5,576 PET CTs in the fourth quarter of 2014; and 1,182,039 routine imaging exams, as compared with 1,010,213 of all these exams in the fourth quarter of 2014.

Net income for the fourth quarter of 2015 was $881,000 or $0.02 per share compared to net income of $4.2 million or $0.10 per share reported for the three-month period ended December 31st, 2014, based upon a weighted average number of shares outstanding of 46.5 million and 44.2 million shares for these periods in 2015 and 2014, respectively. Affecting net income in the fourth quarter of 2015 were certain non-cash expenses and non-recurring items including $1.2 million of non-cash employee stock compensation expense related from the vesting of certain options and restricted stock; $1.1 million legal settlement related to an unusual medical malpractice case; $448,000 of severance paid in connection with headcount reductions related to cost savings initiatives; $92,000 loss on the disposal of certain capital equipment; and $611,000 gain on the sale of imaging centers, and $1.4 million of amortization of deferred financing fees and discounts on issuance of debt related to our existing credit facilities.

With regards to some specific income statement accounts, overall GAAP interest expense for the fourth quarter of 2015 was $10.7 million. This compares with GAAP interest expense in the fourth quarter of 2014 of $10.2 million. For the fourth quarter of 2015, bad debt expense was 5.4% of our service fee revenue compared with 4.6% for the fourth quarter of 2014. There was no operational change in our collection performance; this increase is simply a reclassification we made between contractual allowances and discounts and bad debt related to the migration of our new billing system. Without this reclassification, our bad debt percentage would have remained flat year-over-year.

With regards to our 2015 full year results, for the full year 2015, RadNet reported revenue and Adjusted EBITDA of $809.6 million and $121.7 million, respectively. Revenue increased $92.1 million or 12.8% over 2014, and Adjusted EBITDA decreased $4.8 million or 3.8% over 2014. For the year ended December 31, 2015, as compared to 2014, and adjusted for the reclassification discussed earlier when I reported the fourth quarter volume comparisons, MRI volume increased 12.8%, CT volume increased 13% and PET CT volume increased 6.9%. Overall volume, taking into account all routine imaging exams, increased 12.8% for the 12 months of 2015 over 2014.

In 2015, we performed 5,638,979 total imaging procedures. The procedures were consistent with our multimodality approach, whereby 77.7% of all the work we did by volume was from routine imaging. Our procedures in 2015 were as follows: 703,091 MRIs compared with 623,093 MRIs in 2014; 527.629 CTs as compared with 466,945 CTs in 2014; 24,312 PET CTs as compared with 22,752 PET CTs in 2014; and 4,383,947 routine imaging exams, which include nuclear medicine, mammography and x-ray and all other exams, as compared with 3,887,499 of all these exams in 2014.

Net income for 2015 was $7.7 million of $0.17 per diluted share compared to net income of $1.4 million or $0.03 per diluted share in 2014. This is based upon a weighted average number of diluted shares outstanding of 45.2 million and 43.1 million shares in 2015 and 2014, respectively. Affecting net income in 2015 were certain non-cash expenses and non-recurring items, including the following: $7.6 million of non-cash employee stock compensation expense resulting from the vesting of certain options and restricted stock; $1.1 million legal settlement related to an unusual medical malpractice case; $745,000 of severance paid in connection with headcount reductions related to cost savings initiatives; $866,00 loss on the disposal of certain capital equipment; $5.4 million gain on the sale of imaging centers; and $5.4million of amortization and write-off of deferred financing fees and discounts on issuance of debt related to our existing credit facilities and refinancing transaction.

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With regards to some specific income statement accounts, overall GAAP interest expense in 2015 was $41.7 million. Adjusting for the non-cash impacts from items such as amortization of financing fees and accrued interest, cash interest expense was $36 million in 2015. This compares with GAAP interest expense in 2014 of $42.7 million and cash paid for interest of $41.6 million. For 2015, bad debt expense was 4.8% of our service fee revenue compared with an overall blended rate of 4.4% for the full year of 2014. The difference was the reclassification I discussed earlier.

With regards to our balance sheet, as of December 31, 2015, unadjusted for bond and term loan discounts, we had $640.3 million of net debt, which is total debt less our cash balance. As of year-end 2015, we were undrawn on our $101.25 million revolving line of credit and had a modest cash balance. At December 31, 2015, our accounts receivable balance was $162.8 million, an increase of $14.6 million from year end 2014. The increase in accounts receivable is mainly from increased patient volume and from acquired entities. Our DSO was 66 days at the end of December 2015. higher by about 4.5 days compared to 61.5 days outstanding as of this date one year ago, mainly due to the migration of our operations onto a new billing platform.

Throughout 2015, we repaid $33.5 million of notes and leases payable and had total capital expenditures, net of asset dispositions and sale of imaging center assets and joint venture interest of $49.4 million. Of this $49.4 million, $43 million was paid in cash and we recognized $1.3 million in proceeds from the sale of equipment.

I will now discuss how RadNet performed relative to revised 2015 guidance levels which we released first upon our fourth quarter and full year 2014 financial results and then as revised upon announcing our third quarter 2015 results. For guidance revenue, which we define as service fee revenue net of contractual allowances plus revenue under capitation arrangements - this excludes the provision for bad debts - our actual results were $845.7 million which fell within our revised guidance range of $825 million to $850 million. For Adjusted EBITDA, our guidance range was $125 to $130 million. Our actual results were $12.17 million. For capital expenditures, our guidance range was $45 million to $50 million Our actual results were $49.4 million. For cash interest expense, our guidance range was $35 million to $38 million; our actual results were $36 million. For free cash flow generation, which we define as Adjusted EBITDA less total capital expenditures and cash paid for interest, our guidance range was $37 million to $45 million; our actual results were $36.3 million.

At this time, I’d like to review our 2016 fiscal year guidance levels which we released this morning in our financial results press release. For 2016, we announced the following guidance ranges. For total net revenue, which we’re defining differently in 2016, which will be our total net revenue as defined on our income statement which is after the subtraction of bad debt, our guidance range is $870 million to $910 million. For Adjusted EBITDA, our guidance range is between $130 million to $140 million. For capital expenditures, our guidance range is $45 million to $50 million. For cash interest expense, our guidance range is $36 million to $40 million, and for free cash flow generation, our guidance range is $40 million to $50 million.

As reflected in our guidance, we are optimistic about 2016. First, 2016 is the first year since 2006 that we will not face any negative reimbursement impacts from Medicare. This gives us a year to focus on improving our business in the absence of external pricing pressure.

Second, we will experience the full-year contributions to the New York Radiology Partners and the Diagnostic Imaging Group acquisitions completed in April and October of last year, respectively.

Lastly, in the fourth quarter of 2015 as discussed earlier by Dr. Berger, we commenced a number of initiatives focused on increasing revenue and lowering costs that should amount to between $7 million and $10 million of contribution during 2016.

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I’d like now to turn the call back to Dr. Berger, who will make some closing remarks.

Dr. Howard Berger:

Thank you, Mark. Before the question and answer period, I’d like to simply emphasize my optimism about the future. We are hopeful for a breakout year in 2016. We are starting the year out nicely. During this first quarter we’ve experienced significantly more mild weather conditions in our Eastern operations as compared to last year’s first quarter when we were impacted greatly by severe weather in the New York / Tri-State area and the Mid-Atlantic. Furthermore, we have experienced mid single digit procedural volume growth in January and February in California, perhaps the result of continued participation in these state and private-run healthcare exchanges.

In my optimism relative to the first quarter of 2015 about a strong start to 2016, which hopefully will create momentum for the remaining quarters of the year. I don’t see completing any significant acquisitions in the coming quarters and I’m looking forward to focusing the Management Team on optimizing and improving existing operations throughout the year.

Operator, we are now ready for the question and answer portion of the call.

Operator:

Thank you. If you would like to ask a question, please signal by pressing star, one on your telephone keypad. If you’re using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Again, that’s star, one to signal for a question. We’ll pause for just a moment to allow everyone an opportunity to signal for questions.

Again, that’s star, one.

We’ll take our first question from Juan Molta with B. Riley.

Juan Molta:

Guys, good morning. Thank you for taking the question. My first question is on the guidance. Your guidance for—if you take the midpoint, you’re guiding to about 15% EBITDA margin on 10% revenue growth on the midpoint of your 2016 guidance. In the past you’ve done more than that, a couple of percentage points more, so are you being extra conservative with the EBITDA guidance or just more costs there that we need to take into account.

Mark Stolper:

Hi Juan. Good morning. I think we are being conservative. I think we’re starting—we’re optimistic about the first quarter here relative to last year’s first quarter with respect to looking at some real nice volume trends here on the West Coast and then we’re really not affected by the severe weather conditions that we experienced in 2015. I think we are being conservative, particularly if we start off the year well in the first quarter relative to 2015, which was a very difficult quarter for us.

I think that we’re expecting the increase in the revenue and the EBITDA to come mainly from annualizing the acquired operations of Diagnostic Imaging Group and New York Radiology Partners which we bought in October and April of last year, respectively, but we’re also being conservative in the sense that we think there’s some more integration time and attention that needs to be put towards those assets whereby we’re not going to be optimizing the contribution of those assets really, more towards the latter part of this year.

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As we start tracking towards this guidance, we’ll update it throughout the year, and if we see that we’re beating guidance, we’re happy to increase it throughout the year. But I think our assumption here is we’ve built very little same center performance increases into the budget. We’ve now had seven quarters in a row of same center growth, partly being driven by a better economy; partly being driven by the growth in all of these state-run and privately run healthcare exchanges that were set up through the Affordable Care Act, so I think there is upside to the budget but we want to be cautiously optimistic here.

Juan Molta:

So when we model out your profitability, can you go back to a 17%, 18% EBITDA margin level, or should we model 15% for the next few years?

Mark Stolper:

We’re hopeful that we can achieve some margin expansion. It’s historically been very difficult to achieve in this business because, as we mentioned in our prepared remarks, we’ve now had about eight or nine years of consistent pricing cuts on the Medicare side of our business which approaches about 20% of our business. Two thousand sixteen is the first year where we don’t face that type of pricing pressure. So I’m hesitant to say that we can increase our margins, although we absolutely would be increasing our margins but for the pricing pressure that we receive on the top line.

We’ve always felt in this business that if we could keep margins constant and stay sort of the mid-teens, 15 to 17% margins, we’ve done a pretty good job in operating this business.

Juan Molta:

Just to maybe get a little bit more detail on the contribution from the initiative, that $7 million to $10 million, would that be incremental to your 2016 guidance, or is that included in your 2016 guidance?

Mark Stolper:

That’s included in the 2016 guidance.

Juan Molta:

Already included. Okay, got it. I’ll hop back in the queue. I’ll come back with more.

Mark Stolper:

Okay. Thank you, Juan.

Juan Molta:

Thank you:

Operator:

We’ll take our next question from the Bill Bonello with Craig-Hallum.

Bill Bonello:

A couple of things here. First of all, you mentioned probably not anticipating any significant acquisitions in 2016. Just thoughts on what you would do with the free cash flow. Is the intention to pay down some of the debt? Are there other sort of extraordinary capital expenditures that you have to make? How should we be thinking about that?

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Dr. Howard Berger:

It’s Dr. Berger. Yes, our goal would be to pay down debt. As you saw from 2015 performance where we paid down $33 million of debt, we anticipate that amount of debt paydown in 2016 given amortization that we have on capital leases and in our credit facility where we pay down approximately $26 million a year on our first term Loan B. In addition, our capital expenditures, as we indicated, will be consistent with what we’ve done in past years, somewhere in the neighborhood of $45 million to $50 million. So all in all, I would expect that the free cash flow would be used both to invest in the business and pay down debt, primarily.

Bill Bonello:

Okay. You mentioned that you’ve been seeing strong volume growth on the West Coast. I just want to confirm that the way you’re paid that that is actually a positive, just thinking back to the first quarter of last year where you had sort of un expectedly strong utilization and had to make a bunch of investments to be able to handle that. Should we be thinking of that strong volume as a positive>

Dr. Howard Berger:

Yes, I think that a strong volume is positive. What we learned late in 2015 is that a lot of the additional lives that came into our centers, particularly those from some of our new Medicaid - although it’s called here in California Medi-Cal - contracts, have had a very different utilization pattern than what we’ve seen in the past and what we learned from our medical groups is that these lives are broken into several different categories and many of the utilization patterns for the newer lives function more like typical commercial lives and maybe even because there’s a larger senior population within the Medi-Cal grouping, like Medicare lives. As a result, that’s where the additional volume that we’re seeing is coming from in many of our West Coast regions and has caused us to go back to all of our Medi-Cal contracted parties and renegotiate the rates.

We’re not having resistance from these groups as I believe a lot of this experience was unexpected for them also and we’ve all had the year now of dealing with this and experiencing the impact of this to go back and reset.

The volume that we’re seeing, if it continues to come from increased lives in the California health plan here, whether it’s in Medi-Cal or within the other groupings here, will come with I think increased reimbursement that we now better understand. I believe that all of that will be helpful and beneficial for our West Coast operations. It’s also taking business away from our competitors which puts more pressure on them. So I think it’s a very strong net positive that we’ll primarily see here in 2016.

Bill Bonello:

Excellent. Then if I can, just two more quick ones. You mentioned that you got Medicare not as a pressure point for the first time since 2006. On the commercial side, when’s the last time that you think you’ve seen these kinds of rate increases that you’re looking towards for this year.

Dr. Howard Berger:

I’m not sure if we can talk about rate increases as it relates to Medicare. What we’ve been successful in doing, more on the East Coast than on the West, but we’re now starting to focus more of that on the West Coast also, is decoupling the rates that we get from the commercial payors from the Medicare fee schedule. I believe that we started that process more on the East Coast a couple of years ago and have had successful negotiations which are continuing through this year and which will contribute to some of the revenue increases that I spoke about.

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I believe that the general feeling in the marketplace here is that while Medicare can be used as a benchmark for a number of physician fee schedules, there’s really a departure as to its value in the imaging space and as a result I think in the markets where we create the strong leverage that we have by our presence there, we’re getting far more receptivity with our commercial payor contracts. That’s also a reflection, if you will, on some of the increase we expect, as I mentioned, to come from 3D tomography which we will more heavily invest in on the East Coast than on the West as there has been a very substantial adoption of this by patients and the referring physicians, which has allowed us to be more aggressive about the deployment of that technology, both for business, but more importantly good, clinical reasons.

I think if you in all take that into account here, I think that stabilization of Medicare pricing will help us in conversations on both the East Coast and West Coast, and will allow us to more further uncouple some of the payor relationships with the Medicare fee schedules.

Bill Bonello:

Sure, thanks. Maybe I didn’t ask the question as clearly as I could have, but just simply, on the commercial side, are the rate increases that you’re getting consistent with what you’ve seen in prior years, or is this an incremental positive? That’s what I’m trying to understand.

Dr. Howard Berger:

Well, I think it’s an incremental positive, mainly because the Medicare rates we’ve chosen not to accept from the commercial payors are having to not only stay with the base from prior years, but work on increasing that base beyond what we might have seen in 2015 and with the 2016 fee schedule.

Bill Bonello:

Excellent. Thanks a lot.

Operator:

We’ll go next to Brian Tanquilut with Jefferies.

Jason:

Hey guy, it’s Jason on for Brian. Just one quick follow-up on the balance sheet discussion. Is there kind of a two- to three-year target for leverage that you’re trying to work towards? How are you thinking about leverage on more of a medium term basis?

Mark Stolper:

Sure. On a pro forma basis if you annualize the contribution of our acquisitions, which we do for the purposes of our credit agreement, we’re in the 4.75 times total debt to EBITDA. We’d like to see that leverage go down below four times. That’s our goal. We’d like to do that within the next 24 months.

From a balance sheet perspective, we don’t face any near-term maturities. Our first lien term loan is due in October of 2018. Our second lien term loan is due in 2021. Having said that, we’re going to be thinking about doing a refinancing of our first lien somewhere in the next 24 months clearly so that that debt in 2018 doesn’t become current on our balance sheet, and we feel like if we can deleverage to be below four times, that will insure a very successful refinancing transaction.

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I think when Dr. Berger was talking about no real significant acquisitions on the horizon over the coming quarters, part of that is we’d like to deleverage a little bit, use some of this free cash flow to pay down our facilities to position ourselves for a successful refinancing.

Jason:

Great. That makes sense.

Mark Stolper:

Yes. Right now we have a $101 million revolver which was untapped at year end.

Jason:

Yes. Thanks for the question.

Operator:

We have no further questions in the queue at this time.

Dr. Howard Berger:

Again, I would like to take this opportunity to thank all of our shareholders for their continued support and the employees of RadNet for their dedication and hard work. The Management will continue its endeavor to be a market leader that provides great services with an appropriate return on investment for all stakeholders.

Thank you for your time today and I look forward to our next call.

Operator:

Again, that does conclude today’s presentation. We thank you for your participation.

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